Exhibit 10.9

Distribution & Returns Center • 315 E Washington ST • Starke, FL 32091

Phone: (800) 814-1132  • Fax: (352)-622-1875

Remittance Center • 1405 SW 5th Ave • Ocala, FL 34471

Email address: sales@atlantic-pub.com

DISTRIBUTOR TERMS

Resale Information

Atlantic Publishing welcomes all inquiries  regarding  the distribution and sales of our line of award winning books and posters. Our hope is to establish a long-lasting relationship with your firm based upon our commitment to publish and promote  books that sell well. We realize that books that are in demand will benefit your bottom  line, and it is our intention to provide you with a continuing line of successful titles. You can be confident  that our books will quickly  become an indispensable resource in the market  place.

Use the links to the left to find all the information you need to establish a new account, place an order, or return  a product. Should you have any additional questions or comments, please contact our Business Manager at the address below.   ·

TO REACH US

Atlantic Publishing Group, Inc.

1405 SW 6th Ave

Ocala, Florida 34471

By Phone:  (800) 814-1132

By Fax:   (352)  622-1875

Business Hours: 8am- 5pm EST, Monday- Friday

E-Mail sales@atlantic-pub.com

New Accounts

To establish an account, please fill out the credit application and distributor  questionnaire. When filling out the credit application, be sure to include three trade references and the name of your bank.

To ensure speedy delivery  and to establish credit, include payment  with your first order. Payment may be made using Visa, American Express, Discover, PAYPAL, MasterCard, or a company check. All order forms, payments, and related correspondence  should be forwarded  to the address above.

Discount Schedule

1	single title	35%
2-24	assorted titles	40%
25-49	assorted titles	42%
50-99	assorted titles	45%
100 or more	assorted titles	50%

Drop Shipping Orders

Atlantic Publishing offers drop shipping services. Retailers, wholesalers, etc. have the convenience of selling our books on their websites or in their catalogs without  having to carry the physical orders. Orders can be faxed or emailed to us and will be shipped out within 48 hours.

Return Policy

Atlantic Publishing offers a 100% return  allowance when the return  is made within 12 months of the date of purchase and is still in new condition. In order to facilitate  returns and insure proper credit to your account, please follow our guidelines and process your return  as detailed below.

Guidelines for All Returns

• Credits shall not be given to customers for Atlantic Publishing merchandise that is more than 90 days out of print, purchased through  distributors, or purchased on the basis of a non-return discount schedule. No returns can be made before 90 days or after one year from invoice date.

• Payment in full for the books must have been received.

• All products are returned  at the account's risk and expense.

• Upon examination of your return, we will send you our credit memo.

• Any deductions against outstanding invoices taken prior to receipt of our credit memo will be refused.

• Stripped cover returns  are unacceptable.

• The returned product must be in saleable condition, free of markings, labels, and security tags. Shopworn books or titles  damaged due to improper  packing shall not be credited, nor shall any non Atlantic Publishing's distributed products.

• Atlantic Publishing reserves the right  to return any unacceptable merchandise at the sender's expense. Should the sender not wish to accept the return  or fail to respond to our inquiry within 30 days, Atlantic Publishing then reserves the right to destroy said merchandise without credit to the customer's account.

Steps for Authorized Returns

• Permission to make returns  must be obtained in advance. We will send our return authorization to you by email or fax.

• Multiple carton returns must be clearly numbered and labeled (1 of 2, 2 of 3, etc.).

• A packing list stating date of purchase, original invoice number, quantities, titles, original discount, net price, and ISBN numbers must accompany all returns.

Terms

Net 30 Days except for first orders (see New Accounts above). FOB Starke, Florida.

Claims

Any apparent damage or shortage of cartons should be noted on the carrier's waybill and reported to our Business Office immediately upon receipt of shipment. If you receive the wrong book, or cartons with concealed damage to the contents, please advise our Business Office. All claims for shortages and/or damaged items must be made within 30 days of receipt of order or they will not be honored.

Shipping

Shipping charges for USPS Media Mail are $7.00 for the first item and $1.50 for each additional item. Shipping charges for Fed Ex Ground are $9.00 for the first item and $2.50 for each additional item. You may also supply us with your Fed Ex account number or UPS account number to avoid shipping charges. Please note if you use UPS, you may incur a pick-up fee.

Pricing

All orders are subject to acceptance and availability and are FOB publisher's shipping point. Orders will be filled at prices and on terms in effect on the date of shipment.

Accounts in Arrears

If an account is 60 days or more past due, it may be turned over to a collection agency. If so, a collection charge and interest  will be invoiced.

Customer Service

For any questions regarding  your account or a specific order, contact our Business Office. When calling, please have your account number, invoice number, and invoice date handy.

Credit Application

Please download the attached Credit Application, fill it out and fax it to: (352)  622-1875.

For Windows

Click on the link to Open the credit application:  CREDIT APPLICATION (Note:  Adobe Acrobat Reader Required www.adobe.com)

For Macintosh

Click on the link to Open the credit application:  CREDIT APPLICATION (Note: Adobe Acrobat Reader Required www.adobe.com)

Atlantic Publishing Group, Inc. reserves the
right to change any portion of these terms
and conditions without prior notice.